Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the date last signed below (the “Effective Date”) between Lifeway Foods, Inc., an Illinois corporation, and the corporation’s present or future parents, subsidiaries, successors, directors, officers, and assigns (collectively referred to as “Lifeway” or the “Company”), and Eric Hanson (“You”).

1.                  Employment. You are currently employed as Lifeway’s Chief Accounting Officer and hereby accept employment with Lifeway effective November 19, 2018 (the “Promotion Date”) in the position of Chief Financial and Accounting Officer and reporting to the position of President and Chief Executive Officer, or in such other position as may be mutually agreed in writing upon by you and Lifeway.

A.                Duties. You agree to provide substantially all your business time, ability, energy, efforts, judgment, knowledge, and skill to the performance of your duties for Lifeway, to comply with all Lifeway policies, and to perform all job duties assigned to you by Lifeway. Notwithstanding the foregoing, you may (i) participate in charitable, civic, educational, professional, community, or industry affairs; (ii) manage your passive personal investments; and (iii) with prior written notice to the Chief Executive Officer and General Counsel, serve on the boards of directors of non-profit organizations; so long as such activities, individually or in the aggregate, do not interfere or conflict with your job duties hereunder or create a potential business or fiduciary conflict.

B.                 Place of Performance. The principal place of your employment shall be the Company’s current principal executive offices in either Chicago, Morton Grove, or Niles, Illinois or within a twenty-five (25) mile radius of them; provided that Lifeway may require you to travel on Company business from time to time in the performance of your job duties.

2.                  Term. Your employment under this Agreement will begin on the Promotion Date, and will continue until December 31, 2019 (the “Initial Term”). On each January 1 thereafter (each, a “Renewal Date”), the Agreement shall automatically renew, on the same terms and conditions, for successive Terms of one year, unless Lifeway’s Board of Directors’ (the “Board”) or its Compensation Committee (the “Compensation Committee”) provides written notice to you at least ninety (90) days prior to the applicable Renewal Date of Lifeway’s intention not to renew the Agreement. The period during which you are employed by Lifeway is referred to as the “Employment Term”.

3.                  Compensation.

A.                Base Salary. During the Employment Term, Lifeway shall pay you an annual Base Salary of $250,000 in accordance with the Company’s customary payroll practices and applicable wage payment laws. Your Base Salary shall be reviewed at least annually by the Company and Lifeway may, but shall not be required to, increase it. However, your Base Salary may not be decreased during the Employment Term other than as part of a general reduction in Base Salary that affects all Section 16 officers other than Lifeway’s CEO and COO (hereinafter referred to as “similarly situated officers and senior executives”) in the same percentage.

B.                 Annual Bonus. For each fiscal year ending during the Employment Term beginning with fiscal year 2019, you shall be eligible for an Annual Bonus. The Annual Bonus shall consist of a Target Cash Bonus and a Target Equity Bonus. You will be eligible for a Target Cash Bonus in an amount equal to at least 30% of your Base Salary based on the achievement of your individual annual goals and targets established by the Board or its Compensation Committee. You will be eligible for a Target Equity Bonus on a sliding scale determined by Lifeway’s performance against Company-wide annual goals and targets established by the Board or its Compensation Committee. Depending on results, the Annual Bonus you earn may be higher or lower than the Target Cash and Target Equity Bonuses. Your 2019 Target Cash Bonus and Target Equity Bonus eligibility are described in the attached Exhibit A (Cash Bonus) and Exhibit B (Equity Bonus).

C.                Earning the Annual Bonus. Except as otherwise provided in Section 4, (i) the Annual Bonus will be subject to the terms of any Company plan under which it is granted and any award agreement or notice provided to you by the Company; and (ii) in order to earn and receive an Annual Bonus, you must be employed by Lifeway on the date that the Annual Bonus is paid by the Company to similarly situated officers and senior executives. Nothing contained in this Agreement restricts the Company’s rights to alter, amend, or terminate at any time any Company plan under which the Annual Bonus is granted.

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D.                Fringe Benefits and Perquisites. During the Employment Term, you shall be entitled to these fringe benefits and perquisites:

i)	Coverage under an excess liability (umbrella) insurance policy that the Company selects in its sole discretion that provides $15,000,000 of coverage per occurrence;

ii)	An allowance of up to $3,000 per calendar year for Internet/telecommunications services, subject to applicable tax withholdings;

iii)	If Company-provided parking is not available without charge at such office, a Company-paid parking pass at a mutually agreeable location near any of the Company’s principal executive offices;

iv)	Four (4) weeks of Paid Time Off per calendar year or an amount of Paid Time Off that is at least as favorable as that provided to other similarly situated officers and senior executives of the Company. Paid Time Off shall not carry over from calendar year to calendar year during the Employment Term.

E.                 Employee Benefits. During the Employment Term, you shall be entitled to participate in all health and welfare, retirement, and other benefit plans applicable to similarly situated officers and senior executives of the Company (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Lifeway reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. In addition, Lifeway will reimburse you for the cost of an annual comprehensive executive physical examination at a healthcare provider/facility of your choice, with a maximum reimbursement of $3,000, net of applicable tax withholdings, per calendar year ($6,000, net of applicable tax withholdings, per calendar year including your spouse or domestic partner).

F.                 Clawback Provisions. Notwithstanding any other provisions of this Agreement, any compensation paid to you during the Employment Term is subject to any written policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with such policy, or applicable law or regulation, and you agree to effectuate any such clawback or recovery at such time and in such manner as Lifeway may specify.

4.                  Termination of Employment.

A.                You may terminate your employment under this Agreement at any time and for any reason with ninety (90) days’ prior written notice. Failure to provide ninety (90) days’ prior written notice will affect what, if any, benefits you may receive under this Agreement but may not be used by Lifeway as a way to require your continued employment beyond the length of the written notice period that you actually provide or relied upon by Lifeway as a basis for damages. Lifeway may terminate your employment at any time and for any reason not prohibited by law. On the date that your employment terminates under this Agreement (the “Termination Date”), you shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits of any type from Lifeway, except benefits expressly required by law or expressly mandated by the terms of any applicable benefit or incentive plans.

B.                 Resignation of All Positions. Effective on your Termination Date, you shall be deemed to have resigned from all positions that you hold with Lifeway and/or its Board.

C.                Expiration/Non-Renewal of the Term. If your employment is terminated by Lifeway on account of the Company’s failure to renew the Agreement in accordance with Section 2 (“Non-Renewal”), and you return to Lifeway an enforceable general release in a form satisfactory to the Company (a “General Release”), you shall be entitled to receive:

i)	your Base Salary for three (3) months after your Termination Date;

ii)	your accrued but unused Paid Time Off as of your Termination Date in accordance with the Company’s customary payroll procedures;

iii)	if you timely elect continued coverage under COBRA, up to three (3) monthly cash payments in accordance with the Company’s customary payroll procedures equal to the Company’s monthly contribution for employee-only coverage under a Company-sponsored PPO health insurance plan (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Termination Date and ending on the earliest to occur of: (i) three calendar months after the calendar month of your Termination Date; (ii) the date you become eligible for group health insurance coverage through another employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event;

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iv)	a cash bonus equal to the greater of (i) the value of the Annual Bonus you would have earned for the fiscal year of your Termination Date if you would have been employed on the date that the Company paid such Annual Bonus; or (ii) the value of the actual Annual Bonus you earned for the fiscal year prior to your Termination Date. The bonus shall be payable in a lump sum, less applicable withholdings, on or before the date that the Annual Bonus for the fiscal year of your Termination Date is (or would have been) paid by the Company to similarly situated executives;

v)	reimbursement for unreimbursed business expenses that you properly incurred, in accordance with the Company’s expense reimbursement policy; and

vi)	to the extent that you hold equity-based awards granted by Lifeway under any of its equity incentive plans as of your Termination Date (your “Outstanding Awards”), any vested but unsettled Outstanding Awards; provided that in no event shall you be entitled to any Outstanding Award that is not vested. Such unvested Outstanding Awards will terminate on your Termination Date.

D.                Termination for Cause or Without Good Reason. If your employment is terminated by Lifeway for Cause or by you without Good Reason, you shall be entitled to receive:

i)	your accrued but unpaid Base Salary and Paid Time Off as of your Termination Date in accordance with the Company’s customary payroll procedures;

ii)	reimbursement for unreimbursed business expenses that you properly incurred, in accordance with the Company’s expense reimbursement policy; and

iii)	any vested but unsettled Outstanding Awards (if applicable); provided that in no event shall you be entitled to any Outstanding Award that is not vested. Such unvested Outstanding Awards will terminate on your Termination Date.

E.                 Termination without Cause or for Good Reason. If your employment is terminated by Lifeway without Cause or by you voluntarily for Good Reason, and you return to Lifeway a General Release, you shall be entitled to receive:

i)	your Base Salary for the remainder of the current Term or six (6) months, whichever is greater;

ii)	your accrued but unused Paid Time Off as of your Termination Date in accordance with the Company’s customary payroll procedures;

iii)	a one-time payment of $10,000 for your financial planning or transition-related needs;

iv)	if you timely elect continued coverage under COBRA, the COBRA premiums necessary to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Termination Date and ending on the earliest to occur of: (i) six calendar months after the calendar month of your Termination Date; (ii) the date you (and your eligible dependents, if applicable) become eligible for group health insurance coverage through another employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event;

v)	a cash bonus equal to the greater of (i) the value of the Annual Bonus you would have earned for the fiscal year of your Termination Date if you would have been employed on the date that the Company paid such Annual Bonus; or (ii) the value of the actual Annual Bonus you earned for the fiscal year prior to your Termination Date. The bonus shall be payable in a lump sum, less applicable withholdings, on or before the date that the Annual Bonus for the fiscal year of your Termination Date is (or would have been) paid by the Company to similarly situated officers and senior executives;

vi)	reimbursement for unreimbursed business expenses that you properly incurred, in accordance with the Company’s expense reimbursement policy; and

vii)	to the extent that you hold any Outstanding Awards, an amendment to each award agreement that evidences each such Outstanding Award that provides as follows:

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If your employment with Lifeway is terminated without Cause or for Good Reason, your Outstanding Awards that are Stock Options or Stock Appreciation Rights shall immediately become fully vested and exercisable on your Termination Date. The vested Outstanding Awards shall be exercisable for the period specified in the applicable option agreement. Your Outstanding Awards that are equity-based compensation other than Stock Options/Stock Appreciation Rights and are not intended to qualify as performance-based compensation shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code (“Section 409A”) shall remain in effect. Your Outstanding Awards that are equity-based compensation other than Stock Options/Stock Appreciation Rights and are intended to qualify as performance-based compensation shall remain outstanding and shall vest or be forfeited as specified by the applicable award agreements, if the applicable performance goals are satisfied.

F.                 For purposes of this Agreement, “Cause” means your: (i) Death; (ii) Inability to perform the essential functions of your job, with or without reasonable accommodation, for a period of more than twelve weeks, in the aggregate, during any rolling twelve-month period (“Disability”); (iii) Willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to Lifeway; (iv) Willful failure to follow the valid and lawful directives in writing from the Board or any executive to which you report; (v) Conviction of or plea of guilty or nolo contendere to a crime that constitutes either a felony (or state law equivalent); or another crime that constitutes a misdemeanor involving moral turpitude, if such other crime is work-related, materially impairs your ability to perform services for Lifeway, or results in reputational or financial harm to the Company; (vi) Failure to reasonably cooperate in any audit or investigation of the business or financial practices of Lifeway; (vii) Act of theft, embezzlement, fraud, or misappropriation, regardless of its relationship to Lifeway; (viii) Failure to obtain, maintain in good standing, or provide documentation of any license, certification, or registration required by law or which Lifeway may from time to time require as a condition of your employment, provided however that you will be provided written notice and a reasonable opportunity to cure such failure, if curable, prior to termination of your employment under this provision; (ix) Material breach of this Agreement, or failure to follow the reasonable and lawful policies, practices, procedures, or instructions of Lifeway, or failure to perform the duties of your employment to Lifeway’s reasonable satisfaction, provided however that you will be provided written notice and a reasonable opportunity to cure any such breach or failure, if curable, prior to termination of your employment under this provision. (x) Notice to Lifeway that you intend to terminate your employment under this Agreement without complying with the notice provisions of this Section 4.

G.                For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events: (i) A reduction in your Base Salary, other than a general reduction in Base Salary that affects all similarly situated officers and senior executives in the same percentage; (ii) A reduction in your Target Cash Bonus below 30% of your Base Salary, other than a general reduction that affects all similarly situated officers and senior executives in the same percentage; (iii) Elimination of your eligibility to receive a Target Equity Bonus, other than a general elimination or reduction that affects all similarly situated officers and senior executives in the same percentage; (iv) A relocation of your principal place of employment outside of the area prescribed by Section 1.B; (v) Any material breach by Lifeway of any material provision of this Agreement or any material provision of any other agreement between you and Lifeway; (vi) A material, adverse change in your title, authority, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law), other than a change that affects all similarly situated officers and senior executives in substantially the same manner.

H.                Section 280G. If any of the payments you receive in connection with this Section 4 (“280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a conclusive, binding calculation and determination shall be made by an independent accounting firm or independent tax counsel (the “Tax Counsel”) appointed and paid by Lifeway that compares (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Lifeway will pay you the amount of either (i) or (ii) that results in the greatest Net Benefit to you and is consistent with the requirements of Section 409A. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. For purposes of making the calculations and determinations required by this Section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. You and Lifeway agree to furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section.

I.                   Section 409A.

i)	General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Lifeway makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Lifeway be liable for any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

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ii)	Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your Termination Date or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month of your Termination Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

iii)	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

iv)	Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to you on or before December 31 of the calendar year immediately following the calendar year in which you remit the related taxes.

v)	Payments Subject to Execution of a General Release. Notwithstanding anything herein to the contrary, any payment or benefit provided to you in connection with your termination of employment that is subject to your execution of a General Release shall be made within 60 days after your Termination Date, provided that you have executed a General Release and it has become irrevocable by the date payment is to be made. To the extent required to comply with Section 409A of the Code, if the period during which you have the discretion to execute or revoke a General Release straddles two calendar years, then the Company will make the payments due to you under this Section in the second year, regardless of which year you actually deliver an executed General Release to the Company.

5.                  Indemnification.

A.                If you are made or threatened to be made a party to or a participant in any actual, threatened, pending, or completed action, claim, or proceeding of any type, Lifeway shall indemnify, defend, and hold you harmless to the fullest extent authorized or permitted by applicable law, by its Certificate of Incorporation, or by its By-Laws, as the foregoing may be amended from time to time, and including any and all expenses and losses arising out of or relating to any of your actual or alleged acts, omissions, negligence or active or passive wrongdoing, including the mandatory advancement of expenses you incur.

B.                 The indemnification in this Agreement shall not apply to (i) any acts, omissions, or transactions from which you may not be relieved of liability under applicable law; (ii) proceedings that you initiate voluntarily without Lifeway’s prior written consent and not by way of defense, counterclaim, or affirmative defense (not including good faith, non-frivolous proceedings brought to enforce a right to indemnification under this Agreement); or (iii) actions, claims, or proceedings of any type arising from your purchase and/or sale of securities in violation of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

C.                During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and officers of Lifeway.

6.                  Cooperation. You may be involved in matters during the Employment Term that necessitate your cooperation in the future. Accordingly, following your Termination Date, to the extent that Lifeway reasonably requests, you shall cooperate with Lifeway regarding matters arising out of your employment; provided that Lifeway shall: make reasonable efforts to minimize disruption of your other activities; reimburse you for reasonable expenses incurred in connection with such cooperation; and, to the extent that you required to spend substantial time on such matters, compensate you at an hourly rate based on your Base Salary on your Termination Date.

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7.                  Restrictive Covenants.

A.                Acknowledgements. You acknowledge and agree that the nature of your position (i) gives you access to and knowledge of Confidential Information (defined below), as well as Lifeway’s customers, suppliers, and business contacts; (ii) that it places you in a position of trust and confidence with Lifeway and generates goodwill for the Company. You also understand and agree that the services you provide to Lifeway are unique, special, extraordinary, and irreplaceable. You understand that the Restrictive Covenants in this Agreement supersede and replace any prior restrictive covenants to which you may have been a party prior to entering into this Agreement.

B.                 Confidential Information. You acknowledge that, by virtue of your employment by Lifeway, you will be granted otherwise prohibited access to Confidential Information belonging to Lifeway, which is not known either to its competitors, within the industry generally, or to the public. You recognize that Lifeway’s Confidential Information is the Company’s valuable property that it developed over a significant period of time and at substantial expense, and that its exclusive knowledge and use of that Confidential Information is of great competitive importance and commercial value. You further acknowledge that Lifeway’s industry is highly competitive, and that Lifeway would be irreparably harmed by actual or threatened disclosure of its Confidential Information or the use of that Confidential Information by any competitor or outside party. Accordingly, you agree that you will not in any way during your employment with Lifeway or thereafter directly or indirectly use or disclose (or allow to be disclosed or used) any Confidential Information, except as necessary and authorized in the course of your employment with Lifeway or by law.

C.                Non-Competition. You agree that, for the duration of your employment with Lifeway and for a period of eighteen (18) months following the Termination Date if you are terminated with Cause or for Non-Renewal , you shall not directly or indirectly, whether for pay or otherwise, provide any services of any type to or on behalf of a Competitor, whether as an employee, independent contractor, partner, agent, consultant, owner, or otherwise; or hold any ownership interest in any Competitor of Lifeway. Nothing shall prohibit you from: (i) providing such services to a Competitor if your relationship with that Competitor does not involve you directly or indirectly providing services of any type related to Competitive Products; or (ii) owning up to 2% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and your ownership of such shares represents a passive interest in the issuer.

D.                Non-Solicitation. During your employment with Lifeway and for a period of eighteen (18) months thereafter, you will not directly or indirectly (i) participate in promoting, offering, or selling any Competitive Products to any Customer; (ii) solicit or encourage any Lifeway employee or independent contractor to terminate his or her employment or contractor relationship with Lifeway, or to become an employee or independent contractor of any Competitor; (iii) solicit or encourage any Lifeway supplier to terminate its business relationship with Lifeway, or to engage in a new relationship or expand an existing business relationship with any Competitor; or (iv) otherwise take any action that is intended to or can reasonably be expected to cause the termination of or interference with any business relationship or expectancy between Lifeway and any of its Customers, suppliers, independent contractors, or employees. You further agree that you will not induce, attempt to induce, or aid any other person or entity to induce (or attempt to induce) any person or entity to breach any restrictive covenant agreement with Lifeway.

E.                 Non-Disparagement. You agree that you will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Lifeway, its existing and prospective customers, suppliers, investors, and other associated third parties. You acknowledge and agree that you are not restricted or impeded from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization; from exercising any protected rights that cannot be waived by agreement; or from complying with any applicable law or regulation or a valid court or administrative order. Lifeway agrees that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning you to third parties.

F.                 Immunity. Pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” If you are found to have wrongfully misappropriated trade secrets, you may be liable for, among other things, exemplary damages and attorneys’ fees.

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G.                Definitions. For purposes of this Agreement:

i)	“Competitive Products” shall mean products, services, or lines of business that Lifeway offers, manufactures, sells, or distributes (or demonstrably contemplates offering, manufacturing, selling, or distributing) within the last three (3) years of your employment, including without limitation drinkable kefir; cupped or pouched kefir; other products containing kefir cultures; probiotic, cultured milk products; farmer cheeses, spreadable cheeses; probiotic supplements; and probiotic beverages.

ii)	A “Competitor” of the Company shall mean any person or entity that engages (or intends to engage) in Competitive Products, or owns or controls (or intends to own or control) a significant interest in any entity that engages in Competitive Products.

iii)	“Confidential Information” shall include, without limitation and as broadly as permissible under applicable law, all information in spoken, printed, electronic, or any other form or medium existing now or in the future and relating directly or indirectly to Lifeway, its businesses, or any existing or prospective customer, supplier, investor, employee, or other person or entity that has entrusted information to Lifeway in confidence. Confidential Information also includes, without limitation, all trade secrets as defined under the Defend Trade Secrets Act of 2016, the Uniform Trade Secrets Act, or other applicable laws affording protection to trade secret and confidential information. Notwithstanding the foregoing, Confidential Information shall not include any information that was lawfully in your possession prior to (and not obtained in connection with) commencing employment with Lifeway or becomes generally known or available to the industry or the general public through no fault of yours.

iv)	A “Customer” of the Company shall mean any person or entity that has purchased any products or services from Lifeway during the last three (3) years of your employment and (i) you communicated with in any way during the past twelve (12) months; or (ii) about whom you possess Confidential Information or other nonpublic information.

H.                Reasonableness and Enforcement of Covenants. You acknowledge and agree that the foregoing covenants are reasonable and not contrary to public policy, and that such restrictions are intended solely to safeguard the protectable interests and legitimate business needs of Lifeway. You further acknowledge and agree that your adherence to these restrictions will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with Lifeway. In addition to any other remedies provided by law, Lifeway may obtain equitable relief from any actual or threatened violation of this Agreement, including specific performance and temporary or permanent injunctive relief. You agree that Lifeway may disclose the fact and terms of this Agreement to any future actual or prospective employer, and you waive any claims against Lifeway resulting from such disclosure. Additionally, Lifeway reserves the right to take disciplinary action, up to and including termination for violations of this Section 7 occurring during your employment with Lifeway. Should you violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which you cease to be in violation of such obligation. If Lifeway prevails in any legal proceedings to enforce this Section 7, you agree to pay Lifeway all costs and attorneys’ fees reasonably it reasonably incurs in connection with such proceedings.

I.                   Future Employment. Before beginning employment with another employer at any time within eighteen (18) months after the Termination Date, you agree to notify Lifeway, in writing, of the name and business address of your prospective employer and the job title or position in which you will be employed. If your prospective employment is with a Competitor, you agree to seek Lifeway’s written consent to such employment, and the Company will not unreasonably withhold such consent if you have complied with all other provisions of this Agreement and provided sufficient information to Lifeway to demonstrate that your employment will not result in a breach of any other provision of this Agreement. By consenting to your employment with a Competitor, Lifeway does not waive any other provision of this Agreement. The Company reserves the right to withdraw such consent if you breach any other provision of this Agreement, if the nature of your employment with the Competitor or the Competitor’s business materially change, or if any of the representations you make to Lifeway regarding the nature of your employment or the Competitor’s business are false or misleading.

8.                  Proprietary Rights. You acknowledge that both parties intend that (i) all Employment IPRs, Employment Works and all materials embodying them shall be promptly and fully disclosed to and will belong to Lifeway; (ii) Employment Works, and all materials contained therein or prepared therefor, shall be deemed to be Work Made For Hire on behalf of Lifeway as such term is defined under the copyright laws of the United States, and that Lifeway shall be the sole owner of the Employment Works, and all underlying rights therein, worldwide and in perpetuity.

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A.                In the event that the Employment Works, or any portion thereof, do not qualify or are deemed not to be Work Made For Hire, you hereby irrevocably grant, transfer, assign, and convey any and all right, title, and interest of any kind in and to the Employment Works and all materials contained therein or prepared therefor, and any improvements thereon, including all Employment IPRs and Intellectual Property Rights, to Lifeway to the maximum extent permitted by applicable law, to the extent ownership of any such rights does not vest originally in Lifeway. You further agree that you shall never transfer, license or assign the Employment Works and/or any Intellectual Property Rights therein to any third party, nor purport to do the same, nor contest Lifeway’s exclusive, complete, and unrestricted ownership in and to the Employment Works and/or any Intellectual Property Rights therein, nor claim adverse rights therein. In addition to the foregoing, you acknowledge that you shall not be entitled to any compensation other than that provided for in this Agreement for any of the Employment Works and/or any Intellectual Property Rights therein.

B.                 You agree that you have not created, invented, designed, developed, contributed to or improved any Works prior to your employment by Lifeway that are relevant to or implicated by such employment or Lifeway’s business (“Prior Works”). However, should you use or incorporate any Works later determined to be Prior Works in any work or development during your employment at Lifeway you hereby grant Lifeway a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights of any kind in any such Prior Works for all purposes in connection with Lifeway’s current and future business. You shall have the burden of proving that any Works created, invented, designed, developed, contributed to or improved by you that are relevant to or implicated by your employment by Lifeway are not Employment Works.

C.                You agree to maintain any type or form of records, execute any further documents, and take any further actions requested by Lifeway to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of their rights hereunder. If, after receiving notice of a request as provided for in this Agreement, or if Lifeway is unable to reasonably provide you such notice under the circumstances, you are unable to execute a document or take any action for any reason, you irrevocably designate and appoint Lifeway as your agent and attorney-in-fact to act in your behalf in all applicable instances, including with any government authorities or agencies.

D.                You agree not to attempt to register any Employment IPR or patent any Employment Works unless requested to do so by Lifeway; and to keep confidential each Employment Work unless Lifeway has consented in writing to its disclosure by you.

E.                 You waive all your present and future moral rights which arise under the applicable laws, and all similar rights in other jurisdictions, relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain, or permit any claim for infringement of moral rights in such copyright works.

F.                 You agree to give all necessary assistance to Lifeway to enable it to enforce Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights, and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

G.                Limitations. Your assignment under this Section 8 does not apply to Works for which no equipment, supplies, facility, or Confidential Information of Lifeway was used and which was developed entirely on your own time, unless the invention relates to: (a) the business of Lifeway, or (b) Lifeway’s actual or demonstrably anticipated research or development, or the Work results from any work performed by you for Lifeway.

H.                Definitions. For purposes of this Agreement:

i)	“Employment Works” shall mean any Works which are made wholly or partially by you at any time during the course of your employment with Lifeway and within the scope of such employment or status and/or with the use of any Lifeway resources and whether or not recorded in material form.

ii)	“Employment IPRs” shall mean Intellectual Property Rights created by you in the course of your employment with Lifeway (whether or not during working hours or using Lifeway premises or resources and whether or not recorded in material form).

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iii)	“Intellectual Property Rights” shall mean any and all right, title and interest in and to the Employment Works and all materials contained therein or prepared therefore, and any improvements thereon, including all intellectual property rights, including, without limitation, any and all rights that may exist from time to time in this or any other jurisdiction whether foreign or domestic under patent law, copyright law, publicity rights law, moral law, trade secret law, semiconductor chip law, trademark law, unfair competition law, or other similar protections regardless of whether or not such rights or protections are registered or perfected.

iv)	“Works” shall mean any invention, idea, concept, creation, plan, discussion, discovery, process, writing, artwork, audiovisuals, manuals, designs, drawings, graphics, computer programs, source code, object code, code/software, documentation, original work of authorship, development, improvement or innovation, or any other production of any nature whatsoever whether or not patentable or capable of registration, and whether or not recorded in any material form.

9.                  Return of Lifeway Property. At Lifeway’s request and on your Termination Date, you will, at Lifeway’s sole option and direction, either return to Lifeway or certify the destruction of all computer hardware, software, or other media, program codes or documentation, contracts, proposals, plans, lists, reports, schedules, manuals, files, and all other tangible or intangible documents, copies, or items which relate in any way to the business of Lifeway, including, without limitation, all materials that constitute, contain, or refer to any Confidential Information; and give to Lifeway all originals and copies of correspondence, documents, papers and records on all media which record or relate to any Employment IPRs.

10.              Severability. If any provision of this Agreement is declared unenforceable, the remaining provisions of this Agreement will remain in effect. If any restriction on your post-employment activities is found by a court to be unreasonable or overly broad with respect to time, geography, or scope of the activities restricted, you and Lifeway agree that the court before which the matter is pending will enforce the restriction to the maximum extent it deems enforceable. Restrictions will be deemed divisible as to time, geographical scope, and scope of the activities restricted.

11.              Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for Lifeway to satisfy any withholding tax obligation it may have under any applicable law or regulation.

12.              Waiver. Either Lifeway’s or your failure to insist on strict compliance with any terms in this Agreement is not a waiver of such terms. No breach of the covenants stated herein can be waived, except expressly in writing.

13.              Choice of Law. This Agreement will be construed in accordance with and governed by the substantive laws of the State of Illinois, without regard to conflict of laws principles. Any action or proceeding to enforce or arising out of this Agreement must be commenced in the state or federal courts located in Cook County, Illinois. The parties consent to personal jurisdiction and exclusive venue in such court, and waive any request to transfer such action out of such court for the convenience of the parties and witnesses. HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL, THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, AND/OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

14.              Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the parties regarding the subject matters addressed herein; supersedes any and all prior or contemporaneous written or oral agreements, promises, representations, and negotiations between the parties; and may be amended only by a later written agreement signed by both you and Lifeway. For the sake of clarification, nothing in this Agreement shall affect your rights under any Company incentive or equity plan or any award agreement or notice provided to you by the Company pursuant to such plan.

15.              Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, Lifeway, and any respective heirs, successors and assigns, except that you shall not have any right to assign or otherwise transfer this Agreement, or any of your rights, duties, or any other interest herein to any party (excluding heirs and legatees and legal representatives) without the prior written consent of Lifeway. Any such purported assignment shall be null and void. Lifeway may assign this Agreement to any successor or assign to all or substantially all of the business or assets of the Company.

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16.              Notice. Notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered, sent by certified mail, return receipt requested, postage prepaid, sent by e-mail with a hard copy by first-class mail, postage prepaid, addressed and/or sent to the respective addresses (including e-mail addresses) last given by each party to the other, provided that all notices to Lifeway will be directed to the attention of the Board with a copy to the General Counsel of the Company at Lifeway Foods, Legal Department, 6101 West Gross Point Road, Niles, IL 60714. All notices and communications will be deemed to have been received on their date of delivery, on the third business day after the certified mailing thereof, or on the date when the sender has confirmed e-mail receipt by the addressee and has deposited a hard copy in the mail (as required above), except that notices of changes of address will be effective only upon receipt.

17.              Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

18.              Attorney Fees. The Company agrees to reimburse you for attorney fees you incur in connection with the negotiation and finalization of this Agreement in an amount not to exceed $12,500 in accordance with the Company’s expense reimbursement policy.

19.              Execution in Counterparts; Electronic Copy. This Agreement may be executed in one or more counterparts by facsimile or other electronic means (e.g., via portable document format (PDF)), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

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20.              Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE (I) THAT YOU HAD AN EQUAL OPPORTUNITY TO FULLY READ, UNDERSTAND, AND NEGOTIATE ALL OF THE TERMS OF THIS AGREEMENT; (II) that this Agreement provides you valuable consideration to which you are not otherwise entitled, such as severance benefits to which you may be entitled to hereunder and any equity-based incentive award(s) granted to you; (III) THAT YOU VOLUNTARILY ENTER INTO THIS AGREEMENT; and (iv) THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last below written.

Lifeway Foods, Inc.	Executive

By: /s/ Douglas A. Hass	By: /s/ Eric Hanson

Name: Douglas A. Hass	Name: Eric Hanson

Title: General Counsel	Date: 1/17/2019

Date: 1/18/2019

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EXHIBIT A

(Target Cash Bonus)

For the years ended December 31, 2018 and December 31, 2019, the cash incentive plan for you approved by the Board based on the recommendation of the Chief Executive Officer and Chief Operating Officer includes a performance-based plan that provides for cash bonuses of up to 30% of your Base Salary in each year if certain individual performance targets are met. All Annual Bonuses are subject to ratification by the Compensation Committee and/or the Board.

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EXHIBIT B

(Target Equity Bonus)

For the fiscal year ended December 31, 2019, the equity incentive plan for you will be approved by the Board, in consultation with the Board’s independent compensation consultant and the Chief Executive Officer and Chief Operating Officer, and will include a performance-based plan that provides for a Target Equity Bonus if the Company meets the targets established by the Compensation Committee and/or the Board. All Annual Bonuses are subject to ratification by the Compensation Committee and/or the Board.

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